EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Jones Apparel Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 filed May 15, 1996, August 23, 1999 and August 2, 2001 of our reports dated February 1, 2002, except as to "Subsequent Event" which is as of March 19, 2002, relating to the consolidated financial statements and schedule of Jones Apparel Group, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

We also consent to the reference to us under the caption of "Experts" in the Prospectus.

/s/ BDO Seidman, LLP BDO Seidman, LLP

New York, New York
March 25, 2002